Exhibit 99.1
NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Debora Raymond	Rick Costello
860-547-9613	860-547-8480
Debora.Raymond@thehartford.com	Richard.Costello@thehartford.com
The Hartford Completes Discretionary Equity Issuance Plan
Upsized plan raises $900 million
Hartford, Conn., August 6, 2009 — The Hartford Financial Services Group, Inc. (NYSE: HIG) announced today that it increased the size of and completed its discretionary equity issuance plan announced on June 12, 2009.
The company sold 56,108,703 shares of common stock under the plan at an average price of $16.03, for total gross proceeds of $900 million. The Hartford intends to use the net proceeds from the program for general corporate purposes, including the possible repurchase of outstanding debt.
“We are pleased to have successfully completed the company’s discretionary equity issuance plan shortly after announcing our second quarter results,” said Ramani Ayer, chairman and chief executive officer of The Hartford. “We saw strong demand from a broad range of investors, enabling us to increase the offering by $150 million to $900 million. This is an important indication that investors believe The Hartford has the strategy for building shareholder value and that we are on the path toward strengthening our long term financial position.”
Goldman Sachs acted as the company’s sales agent for the offering.
About The Hartford
Celebrating nearly 200 years as a trusted partner, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households and businesses by protecting their assets and income from risks. The company is a Fortune 500 company that is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.
HIG-F
Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. In particular, the amount and terms of future sales under the equity issuance plan described above, if any, are not yet known.

2 — The Hartford Completes Discretionary Equity Issuance Plan
Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2008 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.